NOCOPI TECHNOLOGIES, INC.

                      COMPUTATION OF LOSS PER COMMON SHARE
                                                                     EXHIBIT 11

                                          Three Months ended September 30     Nine Months ended September 30
                                              1997           1996                1997            1996
                                              ----           ----                ----            ----
Primary
 Net loss applicable to common shares        ($144,500)      ($163,400)          ($544,700)      ($208,800)
                                          ============    ============        ============    ============

 Weighted average common shares
  outstanding                               14,080,654      14,080,654          14,080,654      14,063,257
 Dilutive shares - based on the
  treasury stock method using the
  average market price (1)                                      20,094                 103          57,615
                                          ------------    ------------        ------------    ------------
                                            14,080,654      14,100,748          14,080,757      14,120,872
                                          ============    ============        ============    ============

Per share amount applicable to
 net loss                                        ($.01)          ($.01)              ($.04)          ($.01)


                                          Three Months ended September 30     Nine Months ended September 30
                                              1997           1996                1997            1996
                                              ----           ----                ----            ----
Fully diluted
 Net loss                                    ($144,500)      ($163,400)          ($544,700)      ($208,800)
 Add interest on Series B notes                 16,700          16,700              49,900          49,900
 Deduct ownership interest of
  others in consolidated entity                               (102,000)            (95,800)       (301,200)
                                          ------------    ------------        ------------    ------------
 Net loss applicable to common shares        ($127,800)      ($248,700)          ($590,600)      ($460,100)
                                          ============    ============        ============    ============

Weighted average common shares
  outstanding                               14,080,654      14,080,654          14,080,654      14,063,257
 Dilutive shares - based on the
  treasury stock method using the
  greater of the period-end market
  price or the average market price (2)      1,292,706       1,312,800           1,292,809       1,350,321
                                          ------------    ------------        ------------    ------------
                                            15,373,360      15,393,454          15,373,463      15,413,578
                                          ============    ============        ============    ============

Per share amount applicable to
 net loss                                        ($.01)          ($.02)              ($.04)          ($.03)

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 (1) represents shares resulting from stock options and warrants.
 (2) represents shares resulting from stock options, warrants and the assumed conversion of the convertible notes and Euro-Nocopi S.A. stock.